Exhibit 21.1
Subsidiaries of Oscar Health, Inc.

Legal Name	Jurisdiction of Incorporation or Organization
Mulberry Insurance Agency, Inc.	New York
Oscar Management Corporation[1]	Delaware
Oscar Buckeye State Insurance Corporation	Ohio
Oscar Garden State Insurance Corporation	New Jersey
Oscar Health Plan of California	California
Oscar Health Plan of Georgia	Georgia
Oscar Health Plan of New York, Inc.	New York
Oscar Health Plan of North Carolina, Inc.	North Carolina
Oscar Health Plan of Pennsylvania Inc	Pennsylvania
Oscar Health Plan, Inc.	Arizona
Oscar Insurance Company[2]	Texas
Oscar Insurance Company of Florida	Florida
Oscar Insurance Corporation	New York
Oscar Insurance Corporation of New Jersey	New Jersey
Oscar Insurance Corporation of Ohio	Ohio
Oscar Management Corporation of Florida	Florida
Oscar Health Maintenance Organization of Florida, Inc.	Florida
Oscar South Florida HoldCo, LLC	Delaware
Oscar Managed Care of South Florida, Inc.[3]	Florida

1 D/b/a “Oscar Health Administrators” in California.
2 D/b/a “Oscar Managed Care” in Texas for Medicare Advantage lines of business.
3 100% of voting power held by Oscar South Florida HoldCo, LLC.